Exhibit 99.1
 News Release

Ashland reports preliminary financial results attributable to Ashland for fourth quarter of fiscal 2016
•
Including the effect of a non-cash impairment charge and the annual adjustment for pension and other postretirement plans, Ashland reported a loss from continuing operations of $4.40 per diluted share, compared to a loss of $0.88 per diluted share in the year-ago period; The net loss totaled $276 million, or $4.46 per diluted share, compared to a loss of $55 million or $0.82 per diluted share, in the year-ago period

•	Adjusted earnings from continuing operations totaled $1.52 per diluted share, compared to $1.62 in the year-ago period, attributable to higher interest expense and higher effective tax rate
•	Adjusted EBITDA was $259 million and adjusted EBITDA margin was 20.8 percent

COVINGTON, KY, November 8, 2016 – Ashland Global Holdings Inc. (NYSE: ASH), a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, and also the majority owner of Valvoline Inc. (NYSE: VVV), today announced preliminary(1) financial results for the fiscal fourth quarter ended September 30, 2016.

Quarterly Highlights
(in millions except per-share amounts)	Quarter Ended Sept. 30,
	2016	2015
Operating loss	$(146)	$(101)
Key items*	324	279
Adjusted operating income*	$178	$178
Income (loss) from continuing operations	$(272)	$(59)
Key items*	367	169
Adjusted income from continuing operations	$95	$110
Adjusted EBITDA	$259	$265
Diluted earnings (loss) per share (EPS)
From net income (loss)	$(4.46)	$(0.82)

From continuing operations	$(4.40)	$(0.88)
Key items*	5.92	2.50
Adjusted EPS from continuing operations*	$1.52	$1.62

Cash flows provided by operating activities from continuing operations	$268	$248
Free cash flow*	149	130

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations. Certain figures exclude Ashland’s non-controlling interest in Valvoline Inc.

“Ashland passed a significant milestone in the fourth quarter with the successful completion of Valvoline’s IPO,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “In addition, Ashland Specialty Ingredients returned to volume growth and Valvoline continued to perform at a high level. At the same time, we made good progress on converting earnings to cash. During the quarter Ashland generated $149 million in free cash flow, bringing our total for the fiscal year to $403 million, a 24 percent increase from last year.”

Fourth Quarter 2016 Results
For the quarter ended September 30, 2016, Ashland reported a loss from continuing operations of $272 million on sales of more than $1.2 billion. The loss from continuing operations attributable to Ashland was $4.40 per diluted share. The loss from continuing operations included six key items that together reduced income from continuing operations by approximately $367 million, net of tax, or $5.92 per diluted share. The majority of this impact came from a non-cash impairment charge related to assets within the Intermediates and Solvents (I&S) division, and also included an actuarial loss on pension and other postretirement plans. For the year-ago quarter, Ashland reported a loss from continuing operations of $59 million, or $0.88 per diluted share, on sales of nearly $1.3 billion. There were six key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $169 million after tax, or $2.50 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.) For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters.

As previously announced, Ashland completed the initial public offering of Valvoline Inc. on September 28, 2016, and Valvoline’s results are consolidated into Ashland’s results for the fiscal fourth quarter. The Valvoline net income attributable to Ashland’s non-controlling interest – which amounted to $1 million in the fourth quarter – is excluded from both net income (loss) attributable to Ashland and adjusted EBITDA. Ashland currently owns an approximately 83 percent controlling interest in the newly formed public company and, subject to market conditions and other factors, the company presently intends to distribute the remaining Valvoline Inc. shares next spring following the release of March-quarter earnings results by both Ashland and Valvoline. Once the distribution occurs, Valvoline results for all historical periods, including the quarter in which the distribution occurs, will be reclassified into Ashland discontinued operations. For more information, please see Valvoline’s fourth-quarter earnings release dated November 8, 2016.

On an adjusted basis, Ashland’s income from continuing operations attributable to Ashland in the fourth quarter of fiscal 2016 was $1.52 per diluted share, versus $1.62 per diluted share, for the year-ago quarter. Ashland Specialty Ingredients (ASI) reported sales and earnings results that were consistent with the outlook provided in late July due to year-over-year volume growth in consumer and industrial markets and continued cost discipline. Ashland Performance Materials (APM) results were negatively affected by an unplanned outage at an I&S manufacturing facility in the U.S. that was disclosed in September. Valvoline reported another strong quarter of growth in both earnings and lubricant volume.

Ashland’s total operating income was consistent with the prior year. Interest expense, excluding accelerated debt issuance cost amortization, was $9 million above the year-ago period, primarily due to higher debt balances during the quarter and timing of separation-related financing activities. Ashland’s effective tax rate was 400 basis points higher than the year-ago period, when the company reported some favorable discrete items.

Reportable Segment Performance
To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments, other than Valvoline, are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income (loss) in Table 7 of this news release. (For a more detailed review of the segment results, please refer to the Investor Relations section of ashland.com to review the slides and prepared remarks filed with the Securities and Exchange Commission in conjunction with this earnings release.) In addition, although Ashland provides forward-looking guidance for adjusted EBITDA, Ashland is not reaffirming or providing forward-looking guidance for U.S. GAAP reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

ASI reported adjusted EBITDA of $126 million, nearly equal to the prior-year period, while adjusted EBITDA margins remained solid at 23.7 percent. Consumer Specialties volumes grew by 2 percent, led by gains within our skin care, hair care and nutrition end markets. Overall volume growth in Consumer was more than offset by generally lower pricing, primarily attributed to lower raw-material costs in synthetic polymers, which led to a 1 percent decline in Consumer sales. Industrial Specialties drove year-over-year volume growth of 1 percent, with solid gains in our adhesives, coatings and other specialty end markets. These gains were offset by weaker construction demand and lower raw-material pricing, resulting in a 3 percent sales decline.

Looking ahead to fiscal 2017, ASI expects to report improved growth and profitability against an expected backdrop of low global economic growth. For the year, Ashland expects adjusted EBITDA to be in the range of $480-$510 million, with similar seasonal patterns to fiscal 2016. For the first quarter, which is ASI’s seasonally slowest, sales are expected to be in the range of $470-$485 million. Adjusted EBITDA margin in the first quarter is expected to be in the range of 19.5-20.5 percent, versus 19.7 percent in the year-ago quarter. Overall manufacturing expenses are expected to be generally consistent with the prior-year period.

APM’s adjusted EBITDA for the fourth quarter of fiscal 2016 totaled $17 million, a 48 percent decline year-over-year. Operating results for Composites were consistent with the prior-year quarter. I&S results were negatively affected by weak butanediol (BDO) pricing and by approximately $4 million in incremental manufacturing costs from the previously disclosed unplanned outage at a BDO plant in Lima, Ohio. While BDO prices remain well below-prior year levels, on a sequential basis they appear to have stabilized in the fourth quarter. The previously referenced non-cash impairment charge of $181 million to write down the value of certain I&S assets is not reflected in APM’s adjusted results described above.

For fiscal 2017, we expect APM’s adjusted EBITDA to be in the range of $95-$105 million, which includes an estimated impact of $20 million from expected lower year-over-year pricing for BDO and related derivatives. Volume and margin results in Composites are expected to be generally consistent with fiscal 2016, while in I&S, we expect BDO and related derivatives pricing to remain well below prior-year levels through the first three quarters of fiscal 2017.

For the first quarter of fiscal 2017, we expect APM’s sales to be in the range of $210-$230 million and adjusted EBITDA margin to be in the range of 6-8 percent. This forecast includes the impact of a planned turnaround at the Lima BDO facility to complete a required catalyst change that occurs once every four to five years. The forecast also reflects the year-over-year decline in pricing for BDO and related derivatives.

For the first quarter of fiscal 2017, Valvoline anticipates year-over-year revenue growth of 4.5-6 percent and EBITDA margin of 23.5-24.5 percent. This EBITDA margin includes $17 million of estimated net pension and other post-retirement benefit income which, when consolidated with Ashland, is reported under the corporate unallocated and other segment.

Ashland’s effective tax rate for the September 2016 quarter, after adjusting for key items, was 27 percent, generally consistent with previous expectations. For fiscal 2017, excluding Valvoline, Ashland expects an adjusted effective tax rate of 10-15 percent, reflecting Ashland’s global footprint. For the first quarter of fiscal 2017, on a consolidated basis and including Valvoline, the effective tax rate is expected to be approximately 26-28 percent. For fiscal 2017, excluding Valvoline, Ashland expects adjusted corporate operating expense of $30-$35 million, composed primarily of environmental expense related to divested businesses. This expense excludes approximately $70 million of pension and other post-retirement plan income from Valvoline.

Summary and Outlook
“Ashland faced a number of challenges which affected our fiscal 2016 results in the aggregate. At the same time, the Ashland team achieved a great deal. The Valvoline team had a record earnings year, driven by solid performance across all markets and effective management of a changing raw-material pricing environment. ASI, while suffering the combined carryover effects of foreign exchange, weak energy demand and divestitures, was able to sustain its adjusted EBITDA margins and return to volume growth in the fourth quarter. We also improved year-over-year free cash flow by 24 percent. Finally, the entire team did a masterful job of moving forward with the separation of Ashland into two great companies, as evidenced by the successful completion of Valvoline’s IPO in late September,” Wulfsohn said.

“As we enter fiscal 2017, we have two core priorities. The first is to deliver on our fiscal 2017 plan, which includes mid-single-digit EBITDA growth at ASI, stabilizing pricing within the I&S division, and taking aggressive action to reduce year-over-year SG&A driven by our previously announced cost savings initiatives.”

He continued: “The second core priority for the year ahead is to ‘pivot’ to becoming the leading premier specialty chemicals company, which includes ensuring we have a true specialty portfolio, delivering top-quartile EBITDA margins and growth, and consistently driving strong cash conversion.”

“Ashland’s management team and board of directors have a proven track record in taking aggressive, timely action to evolve the portfolio. That bias for action and discipline will continue as we plan to complete the full separation of Valvoline next spring. ASI has built a highly differentiated portfolio of specialty ingredients in which we continue to invest. These products comprise a relatively small portion of our customers’ end-product costs, yet often have a significant impact on the performance of those products. Within APM, our Composites team has done a good job of sustaining margins in a challenging industry by maintaining its focus on selling solutions and effectively managing costs, resulting in strong North American cash flow. Ashland’s I&S division, while efficiently run, presents a challenge as it is a cyclical, commodity-driven business operating today at what we believe is the bottom of the BDO cycle, and going forward, the assessment of the role of I&S in Ashland’s portfolio will have renewed emphasis.”

“In our view, the second element of becoming a premier specialty chemical company is to deliver top-quartile EBITDA margins and growth rates that exceed GDP.  With the separation from Valvoline, our focus on this important area of execution will expand. We have put in place an initiative to increase the impact of new products. Our recently revamped commercial leadership team is working to ensure our sales teams capture the true value of our market-leading technology and drive share gains through a focused commercial excellence program. In addition, we are making some changes to our functional organization to ensure we sustain high levels of compliance, but at a lower cost and with a stronger focus on enabling sales growth,” Wulfsohn explained.

“The third element of being a specialty chemical company is to drive strong, consistent cash conversion and, in turn, to deploy that cash effectively. While Ashland reported good gains in free cash flow in 2016, we believe there is room for improvement. We are targeting a ratio of capital investments plus changes in working capital to be less than 7 percent of sales going forward.”

“In closing, we are excited about this ‘pivot to premier’ and while much work remains, we are confident we have the right action orientation to achieve Ashland’s full potential. We look forward to discussing Ashland’s strategy in greater detail, along with focused metrics and financial outlook, during an investor day planned for the first quarter of calendar 2017 in New York City,” Wulfsohn said.

Conference Call Webcast
Ashland will host a live webcast of its fourth-quarter conference call with securities analysts at 9 a.m. ET Wednesday, November 9, 2016. The webcast will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of EBITDA and Adjusted EBITDA measures assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are 6,000 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Ashland also maintains a controlling interest in Valvoline Inc. (NYSE: VVV), a premium consumer-branded lubricant supplier. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements include statements relating to the status of the separation process and the expected completion of the separation through the subsequent distribution of Valvoline common stock. In addition, Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the separation of Ashland’s specialty chemicals business and Valvoline Inc. (“Valvoline”), the initial public offering of 34,500,000 shares of Valvoline common stock (the “IPO”), the expected timetable for completing the separation, the strategic and competitive advantages of each company, and future opportunities for each company, as well as the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the separation will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; regulatory, market or other factors and conditions affecting the distribution of Ashland’s remaining interests in Valvoline; the potential for disruption to Ashland’s business in connection with the IPO, Ashland’s reorganization under a new holding company or separation; the potential that Ashland does not realize all of the expected benefits of the IPO, new holding company reorganization or separation or obtain the expected credit ratings following the IPO, new holding company reorganization or separation; Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); and severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K and its Form 10-Q for the quarterly period ended March 31, 2016 (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov, as well as risks related to the separation that are described in the Form S-4 filed with the SEC, which is available on Ashland’s website or on the SEC’s website, and Valvoline’s Form S-1 filed with the SEC, available on the SEC’s website.  Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland’s website is not incorporated into or a part of this news release.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-K is filed with the SEC.

SMService mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
 +1 (859) 815-3047
glrhodes@ashland.com

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2016	2015	2016	2015

Sales	$1,248	$1,280	$4,948	$5,387
Cost of sales	871	970	3,321	3,814
GROSS PROFIT	377	310	1,627	1,573
Selling, general and administrative expense	502	383	1,228	1,028
Research and development expense	26	36	100	110
Equity and other income	5	8	28	23
OPERATING INCOME (LOSS)	(146)	(101)	327	458
Net interest and other financing expense	57	38	182	174
Net gain (loss) on divestitures	(12)	3	(9)	(115)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(215)	(136)	136	169
Income tax expense (benefit)	57	(77)	133	(22)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(272)	(59)	3	191
Income (loss) from discontinued operations (net of taxes)	(3)	4	(31)	118
NET INCOME (LOSS)	(275)	(55)	(28)	309
Net income attributable to noncontrolling interest	1	-	1	-
NET INCOME (LOSS) ATTRIBUTABLE TO ASHLAND	$(276)	$(55)	$(29)	$309

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations attributable to Ashland	$(4.40)	$(0.88)	$0.03	$2.78
Income (loss) from discontinued operations	(0.06)	0.06	(0.49)	1.70
Net income (loss) attributable to Ashland	$(4.46)	$(0.82)	$(0.46)	$4.48

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	62	67	64	69

SALES
Specialty Ingredients	$532	$540	$2,089	$2,263
Performance Materials	222	256	930	1,157
Valvoline	494	484	1,929	1,967
	$1,248	$1,280	$4,948	$5,387

OPERATING INCOME (LOSS)
Specialty Ingredients	$67	$39	$237	$239
Performance Materials	(177)	19	(118)	87
Valvoline	96	87	403	359
Unallocated and other	(132)	(246)	(195)	(227)
	$(146)	$(101)	$327	$458

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	September 30	September 30
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$1,188	$1,257
Accounts receivable	894	961
Inventories	671	706
Other assets	113	169
Total current assets	2,866	3,093

Noncurrent assets
Property, plant and equipment
Cost	4,343	4,144
Accumulated depreciation	2,119	1,962
Net property, plant and equipment	2,224	2,182

Goodwill	2,401	2,486
Intangibles	1,064	1,142
Restricted investments	292	285
Asbestos insurance receivable	196	180
Equity and other unconsolidated investments	57	65
Deferred income taxes	177	212
Other assets	420	409
Total noncurrent assets	6,831	6,961

Total assets	$9,697	$10,054

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$170	$326
Current portion of long-term debt	19	55
Trade and other payables	541	573
Accrued expenses and other liabilities	486	488
Total current liabilities	1,216	1,442

Noncurrent liabilities
Long-term debt	3,055	3,348
Employee benefit obligations	1,080	1,076
Asbestos litigation reserve	686	661
Deferred income taxes	69	85
Other liabilities	426	405
Total noncurrent liabilities	5,316	5,575

Total equity	3,165	3,037

Total liabilities and equity	$9,697	$10,054

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2016	2015	2016	2015
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income (loss)	$(275)	$(55)	$(28)	$309
Loss (income) from discontinued operations (net of taxes)	3	(4)	31	(118)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	83	86	337	341
Debt issuance cost amortization	14	1	23	18
Deferred income taxes	(23)	(40)	(23)	(57)
Equity income from affiliates	(1)	(3)	(13)	(15)
Distributions from equity affiliates	7	4	18	22
Stock based compensation expense	7	8	30	30
Loss on early retirement of debt	-	1	-	9
Gain on available-for-sale securities	(2)	(2)	(8)	(3)
Net loss (gain) on divestitures	12	(3)	9	115
Impairments	181	11	181	25
Pension contributions	(11)	(18)	(35)	(610)
Losses on pension and other postretirement plan remeasurements	101	246	124	255
Change in operating assets and liabilities (a)	172	16	57	(232)
Total cash provided by operating activities from continuing operations	268	248	703	89

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(119)	(118)	(300)	(265)
Proceeds from disposal of property, plant and equipment	-	1	2	3
Purchase of operations - net of cash acquired	(14)	(8)	(83)	(13)
Proceeds from sale of operations or equity investments	1	28	16	161
Proceeds from sales of available-for-sale securities	6	-	10	315
Purchases of available-for-sale securities	(6)	-	(10)	(315)
Funds restricted for specific transactions	-	-	(4)	(320)
Reimbursements from restricted investments	9	6	33	6
Proceeds from the settlement of derivative instruments	1	1	9	18
Payments from the settlement of derivative instruments	(3)	(2)	(5)	(7)
Total cash used by investing activities from continuing operations	(125)	(92)	(332)	(417)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	1,250	-	1,250	1,100
Repayment of long-term debt	(1,545)	(64)	(1,595)	(623)
Premium on long-term debt repayment	-	(1)	-	(9)
Proceeds (repayment) from short-term debt	(545)	95	(156)	(3)
Net proceeds from Valvoline Inc. initial public offering	712	-	712	-
Repurchase of common stock	-	-	(500)	(397)
Debt issuance costs	(15)	-	(15)	(9)
Cash dividends paid	(24)	(26)	(97)	(98)
Excess tax benefits related to share-based payments	8	-	7	9
Total cash provided (used) by financing activities from continuing operations	(159)	4	(394)	(30)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	(16)	160	(23)	(358)
Cash provided (used) by discontinued operations
Operating cash flows	(10)	(17)	(40)	245
Investing cash flows	-	6	-	24
Effect of currency exchange rate changes on cash and
cash equivalents	(1)	(5)	(6)	(47)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27)	144	(69)	(136)
Cash and cash equivalents - beginning of period	1,215	1,113	1,257	1,393
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,188	$1,257	$1,188	$1,257

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$59	$62	$243	$244
Performance Materials	13	14	53	59
Valvoline	10	10	38	38
Unallocated and other	1	-	3	-
	$83	$86	$337	$341
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$58	$76	$179	$171
Performance Materials	18	17	36	33
Valvoline	38	19	70	45
Unallocated and other	5	6	15	16
	$119	$118	$300	$265

(a) Excludes changes resulting from operations acquired or sold.

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2016	2015	2016	2015
SPECIALTY INGREDIENTS
Sales per shipping day	$8.3	$8.4	$8.2	$8.9
Metric tons sold (thousands)	79.6	78.1	307.4	324.3
Gross profit as a percent of sales (a)	34.6%	32.3%	33.9%	32.4%
PERFORMANCE MATERIALS
Sales per shipping day	$3.5	$4.0	$3.7	$4.6
Metric tons sold (thousands)	108.7	110.6	445.8	476.6
Gross profit as a percent of sales (a)	15.2%	19.3%	19.4%	18.8%
VALVOLINE
Lubricant sales (gallons)	44.5	43.5	174.5	167.4
Premium lubricants (percent of U.S. branded volumes)	45.9%	40.7%	44.8%	40.2%
Gross profit as a percent of sales (a)	37.1%	35.8%	38.8%	35.6%

(a) Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Global Holdings Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended September 30, 2016
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Impairment of Intermediates/Solvents	$-	$(181)	$-	$-	$(181)
Losses on pension and other postretirement plan remeasurements	-	-	-	(101)	(101)
Separation costs	-	-	-	(42)	(42)
All other operating income	67	4	96	11	178
Operating income (loss)	67	(177)	96	(132)	(146)

NET INTEREST AND OTHER FINANCING EXPENSE
Accelerated amortization of debt issuance costs				10	10
All other interest and other financing expense				47	47

NET LOSS ON DIVESTITURES				(12)	(12)

INCOME TAX EXPENSE (BENEFIT)
Key items				(62)	(62)
Discrete items				83	83
All other income tax expense				36	36
				57	57
INCOME (LOSS) FROM CONTINUING OPERATIONS	$67	$(177)	$96	$(258)	$(272)

	Three Months Ended September 30, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(3)	$-	$-	$(3)	$(6)
Impairment of IPR&D assets	(11)	-	-	-	(11)
Customer claim	(13)	-	-	-	(13)
Environmental reserve adjustment	(3)	-	-	-	(3)
Losses on pension and other postretirement plan remeasurements	-	-	-	(246)	(246)
All other operating income	69	19	87	3	178
Operating income (loss)	39	19	87	(246)	(101)

NET INTEREST AND OTHER FINANCING EXPENSE				38	38

NET GAIN ON DIVESTITURES				3	3

INCOME TAX EXPENSE (BENEFIT)
Key items				(104)	(104)
Discrete items				(6)	(6)
All other income tax expense				33	33
				(77)	(77)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$39	$19	$87	$(204)	$(59)

Ashland Global Holdings Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
Free cash flow (a)	2016	2015	2016	2015
Total cash flows provided by operating activities
from continuing operations	$268	$248	$703	$89
Adjustments:
Additions to property, plant and equipment	(119)	(118)	(300)	(265)
Discretionary contribution to pension plans	-	-	-	500
Free cash flows	$149	$130	$403	$324

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Global Holdings Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	September 30
Adjusted EBITDA - Ashland Global Holdings Inc.	2016	2015
Net loss	$(275)	$(55)
Income tax expense (benefit)	57	(77)
Net interest and other financing expense	57	38
Depreciation and amortization (a)	82	84
EBITDA	(79)	(10)
Loss (income) from discontinued operations (net of taxes)	3	(4)
Net income attributable to noncontrolling interest	(1)	-
Net loss on divestitures	12	-
Operating key items (see Table 5)	324	279
Adjusted EBITDA	$259	$265

Adjusted EBITDA - Specialty Ingredients
Operating income	$67	$39
Add:
Depreciation and amortization (a)	59	60
Key items (see Table 5)	-	30
Adjusted EBITDA	$126	$129

Adjusted EBITDA - Performance Materials
Operating income (loss)	$(177)	$19
Add:
Depreciation and amortization	13	14
Key items (see Table 5)	181	-
Adjusted EBITDA	$17	$33

Adjusted EBITDA - Valvoline
Operating income	$96	$87
Add:
Depreciation and amortization	10	10
Key items (see Table 5)	-	-
Adjusted EBITDA	$106	$97

(a)
Depreciation and amortization excludes accelerated depreciation of $1 million for Unallocated and other and $2 million for Specialty Ingredients for the three months ended September 30, 2016 and 2015, respectively, which are included as key items within this table.